UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2007

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8—Other Events

Item 8.01	Other Events.

American Bank Note Holographics, Inc. (“ABNH” or the “Company”) entered into an agreement effective as of July 10, 2007 (the “2007 Agreement”) with VISA International Service Association (“VISA”) to resolve claims of damages by both VISA and ABNH arising from the HMS Agreement (defined below), and with a view of preserving the business relationship between ABNH and VISA. Pursuant to the 2007 Agreement, ABNH and VISA agreed to a mutual release of all claims arising from or related to the HMS Agreement.

The 2007 Agreement also provides that for as long as VISA continues to permit or require the Dove or Mini Dove on VISA cards, ABNH intends to continue to supply the Dove and the Mini Dove holograms to VISA-approved card manufacturers, and VISA intends to continue to authorize ABNH as a supplier of the Dove and Mini Dove, provided that ABNH continues to meet VISA’s specifications and requirements. The 2007 Agreement further specifies that in the event that VISA decides to replace the Dove or Mini Dove with a different hologram or similar device (“New Device”) for future VISA card designs if applicable, VISA intends to consider ABNH as a supplier of the New Device.

ABNH previously reported that it had entered into an agreement dated April 8, 2005 with VISA pursuant to which the Company was authorized to supply holographic magnetic stripe tape (“HMS”) bearing the trade or service marks of VISA (“HMS Agreement”).

The Company also previously reported that on March 14, 2006, the Company was informed by VISA that as a result of a small number of incidents in which certain payment card terminals had been affected by electro-static discharge (“ESD”) carried on cards incorporating HMS, VISA was effectively ceasing the HMS program. At that time, VISA notified the Company of its position that “a remediation program for impacted stakeholders may be necessary” and that VISA would seek indemnification from the Company for such costs and/or claims. Neither party is making a payment to the other in connection with the 2007 Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: July 11, 2007	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer